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                                                                      Exhibit 99


PRESS RELEASE

FOR IMMEDIATE RELEASE

DATE:      December 31, 2003

COMPANY:   Central Federal Corporation
           2841 Riviera Drive
           Suite 300
           Akron, Ohio  44333

CONTACT:   David C. Vernon
           Chairman, President and CEO

PHONE:     330.666.7979                     FAX:         330.666.7959

Akron, Ohio - December 31, 2003 - Central Federal Corporation (Nasdaq: GCFC) announced today that its subsidiary, Central Federal Bank has elected to prepay fixed rate Federal Home Loan Bank borrowings totaling $11.2 million. These borrowings had an average cost of 5.52 percent and an average remaining maturity of 4.5 years. The repayment will result in charge of $1.3 million ($838 thousand after tax, or $.41 per diluted share for the quarter ended December 31, 2003) as a result of a penalty associated with prepaying the loans.

"These fixed rate loans were arranged in 1998 and 1999 and were used to finance mortgage loans which have prepaid. Accordingly, the loans represent an inappropriate and costly source of funding which is not needed at this time. Eliminating this costly source of funding will result in a $618,000 annual pre-tax interest expense reduction," said David C. Vernon.

ABOUT CENTRAL FEDERAL BANK AND CENTRAL FEDERAL CORPORATION

Central Federal Bank is a community-oriented financial institution organized in 1892. It operates two offices in Columbiana County, Ohio, one in Columbus, Ohio, and a temporary office in Fairlawn, Ohio. The Bank plans to occupy a new office building now under construction at the corner of Smith and Ghent Roads in Fairlawn, Ohio. The office


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is scheduled to open in the first quarter of 2004. Central Federal Corporation
(NASDAQ: GCFC) is the holding company of Central Federal Bank and was organized as a Delaware corporation in September 1998 in connection with the Bank's conversion from a mutual to stock organization, which was completed on December 30, 1998.

This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or by any person that the future events, plans or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.